UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 6, 2007

HINES HORTICULTURE, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-24439 (Commission File Number)	33-0803204 (IRS Employer Identification No.)

12621 Jeffrey Road, Irvine, California 92620 (Address of Principal executive offices, including Zip Code)

(949) 559-4444 (Registrant’s telephone number, including area code)

Not Applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 6, 2007, the Board of Directors of the Company approved a Management Incentive Plan, which will supersede the current leadership incentive plan described in the Company’s proxy statement for those employees who choose to participate in the new plan.  The Company is implementing this new plan to incentivize key management employees to make every effort to meet certain performance thresholds over the next two years as the Company takes steps to maximize the enterprise value of the Company for its stakeholders.  Among other things, the new plan provides for bonuses, payable to certain of the Company’s participating employees, quarterly over a two-year period.  For instance, the new plan provides for bonuses that total in aggregate for the two year period 1.5X base salary for Jim Tennant, the Company’s Chief Executive Officer, and Claudia Pieropan, the Company’s Chief Financial Officer, and 1.0X base salary for each of Jeff Dunbar, Sr. VP Operations, Jim O’Donnell, VP Sales & Marketing, and Art Saxby, VP Corporate Development.  For the Chief Executive Officer and Chief Financial Officer, of such amount 40% is payable quarterly for eight consecutive quarters if certain EBITDA based targets are met.  This portion shall be vested immediately and be payable if the employee is terminated without cause or upon a global restructuring of the Company’s capital structure.  The remaining 60% of the aggregate bonus amount is payable semi-annually based upon the achievement of specified EBITDA targets and will not vest until paid.  For the other named executive officers, 66% is payable quarterly for eight consecutive quarters if certain EBITDA based targets are met.  This portion shall be vested immediately and be payable if the employee is terminated without cause or upon a global restructuring of the Company’s capital structure.  The remaining 34% of the aggregate bonus amount is payable semi-annually based upon the achievement of specified EBITDA targets and will not vest until paid.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HINES HORTICULTURE, INC.

Date: December 13, 2007	/s/ Claudia M. Pieropan
Name: Claudia M. Pieropan Title: Chief Financial Officer, Secretary and Treasurer

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